Media Contact:         David Rubinger 404.502.1240 / david.rubinger@statebt.com
Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Announces Increase in Quarterly Cash Dividend

ATLANTA, GA, May 27, 2015 - The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.06 per common share payable on June 16, 2015 to the common stock shareholders of record as of June 8, 2015. The dividend represents an increase of $.01 per common share, or 20%, over the dividend paid in the previous quarter.

About State Bank Financial Corporation

State Bank Financial Corporation, with approximately $3.4 billion in assets as of March 31, 2015, is an Atlanta-based bank holding company for State Bank and Trust Company and First Bank of Georgia. State Bank operates 21 banking offices in Metro Atlanta and Middle Georgia. First Bank of Georgia operates seven banking offices and four mortgage origination offices in the Augusta and Savannah, Georgia MSAs.

To learn more about State Bank, visit www.statebt.com.